Exhibit 99.1

Stereotaxis Reports 2018 Third Quarter Financial Results

●	Continued progress on strategic innovation initiatives; expect to showcase in 1H 2019
●	4% recurring revenue growth; reaffirming 2018 record recurring revenue expectations
●	Conference call today at 10:00 a.m. Eastern Time

ST. LOUIS, MO, Nov. 12, 2018 – Stereotaxis, Inc. (OTCQX: STXS), the global leader in innovative robotic technologies for the treatment of cardiac arrhythmias, today reported financial results for the third quarter ended September 30, 2018.

“We continue to make meaningful progress on our strategic innovation initiatives, and expect to be able to publicly showcase our progress in the first half of 2019,” said David Fischel, Chairman and CEO. “We are confident that our innovation strategy is clinically and commercially sound, will provide significant benefits to patients, physicians and hospitals, and will substantially increase Stereotaxis’ financial opportunity.”

“The recurring revenue growth in the quarter positions us to achieve record recurring revenue this year. The development of foundational commercial infrastructure to support the success of robotic electrophysiology practices is best reflected in the recent launch of www.RoboticEP.com, a platform by which our technology and clinical value can be presented in an organized and elegant fashion to the broader community.”

“While making significant investments in innovation and commercial infrastructure, our financial discipline has allowed us to reduce cash utilization. The negative free cash flow in the first nine months of 2018 is the closest to breakeven in the history of the Company.”

“The medical device industry and healthcare community are rapidly embracing robotics in laparoscopic, orthopedic, and spinal surgery. This was exemplified in the September acquisition of Mazor Robotics by Medtronic. As the pioneer and undisputed leader of robotics in endovascular surgery, Stereotaxis is excited and encouraged by these broader developments. We are confident that endovascular surgery will similarly be transformed by this wave of technological progress.”

Third Quarter and First Nine Months 2018 Financial Results

Revenue for the third quarter of 2018 totaled $7.6 million. Recurring revenue was $6.8 million in the third quarter, up 4% from $6.5 million in the prior year quarter. Recurring revenue for the first nine months of 2018 of $21.0 million was up 5% from the first nine months of 2017. System revenue in the third quarter was $0.7 million, down from $1.6 million in the prior year quarter. System revenue in the prior year quarter primarily reflected the shipment of a Niobe® System to an international distributor.

Gross margin in the quarter was $5.9 million, or 78% of revenue, compared to $6.2 million and 76% of revenue in the third quarter of 2017. Operating expenses in the third quarter were $6.0 million, down from $6.1 million in the prior year quarter. Operating loss and net loss in the third quarter were $(0.1) million.

Negative free cash flow in the third quarter was ($0.4) million, compared to ($0.6) million in the year ago third quarter. Negative free cash flow for the first nine months of 2018 was ($2.0) million, compared to ($3.9) million in the first nine months of 2017. The negative free cash flow for the first nine months of 2018 represents the strongest performance in nearing breakeven for the company in its history.

Cash Balance and Liquidity

At September 30, 2018, Stereotaxis had cash and cash equivalents of $11.6 million, no debt, and $3.2 million in unused borrowing capacity on its revolving credit facility, for total net liquidity of $14.8 million.

Full Year 2018 Expectations

The Company is reaffirming its expectation of achieving record high annual recurring revenue of approximately $28 million for the full year 2018.

The Company continues to expect moderate increases in operating expenses as it invests in strategic innovation initiatives. The benefits of these initiatives are expected to meaningfully contribute to revenue in 2019 and beyond. Stereotaxis’ balance sheet will allow the Company to deliver on its commercial and innovation initiatives over the coming years and reach profitability without the need for additional financings.

Conference Call and Webcast

Stereotaxis will host a conference call and webcast today, November 12, 2018, at 10:00 a.m. Eastern Time. To access the conference call, dial 888-256-1007 (US and Canada) or 1-323-994-2093 (International) and give the participant pass code 5173966. Participants are asked to call 5-10 minutes prior to the start time. To access the live and replay webcast, please visit the investor relations section of the Stereotaxis website at www.stereotaxis.com.

About Stereotaxis

Stereotaxis is the global leader in innovative robotic technologies designed to enhance the treatment of arrhythmias and perform endovascular procedures. Its mission is the discovery, development and delivery of robotic systems, instruments, and information solutions for the interventional laboratory. These innovations help physicians provide unsurpassed patient care with robotic precision and safety, improved lab efficiency and productivity, and enhanced integration of procedural information. Over 100 issued patents support the Stereotaxis platform. The core components of Stereotaxis’ systems have received regulatory clearance in the United States, European Union, Japan, Canada, China, and elsewhere. For more information, please visit www.stereotaxis.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the Company’s ability to raise additional capital on a timely basis and on terms that are acceptable, its ability to continue to manage expenses and cash burn rate at sustainable levels, its ability to continue to work with lenders to extend, repay or refinance indebtedness, or to obtain additional financing, in either case on acceptable terms, continued acceptance of the Company’s products in the marketplace, the effect of global economic conditions on the ability and willingness of customers to purchase its systems and the timing of such purchases, competitive factors, changes resulting from healthcare reform in the United States, including changes in government reimbursement procedures, dependence upon third-party vendors, timing of regulatory approvals, and other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company’s control. In addition, these orders and commitments may be revised, modified, delayed or canceled, either by their express terms, as a result of negotiations, or by overall project changes or delays.

Company Contacts:

David L. Fischel

Chairman and Chief Executive Officer

Martin C. Stammer

Chief Financial Officer

314-678-6100

investors@stereotaxis.com

STEREOTAXIS, INC.

STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

Revenue:
Systems	$715,484	$1,597,537	$1,043,510	$3,644,871
Disposables, service and accessories	6,839,995	6,546,198	21,035,002	19,943,562
Total revenue	7,555,479	8,143,735	22,078,512	23,588,433

Cost of revenue:
Systems	596,869	888,800	1,257,980	2,029,760
Disposables, service and accessories	1,036,589	1,032,569	3,029,875	3,350,480
Total cost of revenue	1,633,458	1,921,369	4,287,855	5,380,240

Gross margin	5,922,021	6,222,366	17,790,657	18,208,193

Operating expenses:
Research and development	2,000,780	1,619,749	5,995,800	4,976,892
Sales and marketing	2,819,101	3,079,562	9,911,514	10,479,626
General and administrative	1,215,920	1,355,258	3,753,703	4,921,513
Total operating expenses	6,035,801	6,054,569	19,661,017	20,378,031
Operating income (loss)	(113,780)	167,797	(1,870,360)	(2,169,838)

Other income (expense)	-	(4,459,042)	2,590,361	(1,029,479)
Interest expense (net)	(2,515)	(43,077)	(33,271)	(135,336)
Net income (loss)	$(116,295)	$(4,334,322)	$686,730	$(3,334,653)
Cumulative dividend on convertible preferred stock	(361,447)	(337,963)	(1,072,553)	(1,070,812)
Net loss attributable to common stockholders	$(477,742)	$(4,672,285)	$(385,823)	$(4,405,465)

Net loss per share attributed to common stockholder:
Basic	$(0.01)	$(0.21)	$(0.01)	$(0.20)
Diluted	$(0.01)	$(0.21)	$(0.01)	$(0.20)

Weighted average number of common shares and equivalents:
Basic	59,008,219	22,750,405	49,733,553	22,551,496
Diluted	59,008,219	22,750,405	49,733,553	22,551,496

Certain prior year amounts have been reclassified to conform to the 2018 presentation.

STEREOTAXIS, INC.

BALANCE SHEETS

	September 30, 2018	December 31, 2017
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$11,570,566	$3,686,302
Accounts receivable, net of allowance of $300,510 and $361,350 in 2018 and 2017, respectively	5,088,111	4,287,255
Inventories, net	1,202,457	1,146,971
Prepaid expenses and other current assets	970,397	750,085
Total current assets	18,831,531	9,870,613
Property and equipment, net	452,639	592,688
Intangible assets, net	109,979	159,470
Other assets	226,939	44,432
Total assets	$19,621,088	$10,667,203

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$1,574,035	$1,654,101
Accrued liabilities	2,822,958	3,195,247
Deferred revenue	6,365,676	5,702,769
Warrants	-	19,574,977
Total current liabilities	10,762,669	30,127,094

Long-term deferred revenue	502,893	611,863
Other liabilities	621,573	535,369
Total liabilities	11,887,135	31,274,326

Convertible preferred stock:
Convertible preferred stock, par value $0.001; 10,000,000 shares authorized, 23,900 shares outstanding at 2018 and 2017	5,960,475	5,960,475
Stockholders’ equity (deficit):
Common stock, par value $0.001; 300,000,000 shares authorized, 59,044,164 and 22,805,731 shares issued at 2018 and 2017, respectively	59,044	22,806
Additional paid-in capital	478,071,950	450,748,403
Treasury stock, 4,015 shares at 2018 and 2017	(205,999)	(205,999)
Accumulated deficit	(476,151,517)	(477,132,808)
Total stockholders’ equity (deficit)	1,773,478	(26,567,598)
Total liabilities and stockholders’ equity (deficit)	$19,621,088	$10,667,203